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October 7, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SIMEX Technologies, Inc. and, under the date of March 21, 2003, we reported on the consolidated financial statements of SIMEX Technologies, Inc. and subsidiaries as of December 31, 2002 and for the years ended December 31, 2002 and 2001. On September 30, 2003, our appointment as principal accountants was terminated. We have read SIMEX Technologies, Inc.'s ("SIMEX") statements included under Item 4 of its Form 8-K dated October 7, 2003, and we agree with such statements, except that we are not in position to agree or disagree with SIMEX's statements in the first paragraph, that the Board of Directors of SIMEX determined that SIMEX's current operations and capital resources did not warrant the use of a major accounting firm, or that SIMEX engaged Braverman & Company, P.C. as its principal accountants, or SIMEX's statement in the last paragraph, that Braverman & Company, P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on SIMEX's consolidated financial statements.

Very truly yours,

KPMG LLP